EXHIBIT (d)(1)(D)

JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

AMENDMENT TO ADVISORY AGREEMENT

AMENDMENT made as of the 13th day of September, 2018 to the John Hancock Exchange-Traded Fund Trust Advisory Agreement dated September 23, 2015 (the “Agreement”), between the John Hancock Exchange-Traded Fund Trust, a Massachusetts business trust (the “Trust”), and John Hancock Advisers, LLC, a Delaware limited liability company. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGES IN APPENDIX A

Appendix A of the Agreement, which relates to Section 4 of the Agreement, “COMPENSATION OF THE ADVISER,” is hereby amended and restated in its entirety as set forth in Appendix A to this Amendment.

2.	EFFECTIVE DATE

This Amendment shall become effective on September 13, 2018 with respect to the addition of John Hancock Multifactor Emerging Markets ETF, and on October 1, 2018 with respect to the aggregation of assets for each of John Hancock Multifactor Large Cap ETF, John Hancock Multifactor Mid Cap ETF and John Hancock Multifactor Emerging Markets ETF, following approval of the Amendment by the Board of Trustees of the Trust.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

1

WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Leo Zerilli
Leo Zerilli
Senior Vice President &
Chief Investment Officer

JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

By:	/s/ Andrew G. Arnott
Andrew G. Arnott
President

2

APPENDIX A

ADVISORY FEE SCHEDULES

The Adviser shall serve as investment adviser for each Fund of the Trust listed below. The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to each Fund, the fee computed separately for such Fund at an annual rate as follows (the “Adviser Fee”).

The term Aggregate Net Assets in the chart below includes the net assets of a Fund of the Trust. It also includes with respect to certain Funds as indicated in the chart the net assets of one or more other portfolios, but in each case only for the period during which the subadviser for the Fund also serves as the subadviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are managed by the subadviser.

For purposes of determining Aggregate Net Assets and calculating the Adviser Fee, the net assets of the Fund and each other fund of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

The Adviser Fee for a Fund shall be based on the applicable annual fee rate for the Fund which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Adviser Fee for each Fund shall be accrued for each calendar day, and the sum of the daily accruals shall be paid monthly to the Adviser within 30 days of the end of each calendar month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Fund. Fees shall be paid either by wire transfer or check, as directed by the Adviser.

If, with respect to any Fund, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

A-1

Advisory Fee Schedules

Fund	Aggregate Net Assets Include the Net Assets of the following funds in addition to Fund	Advisory Fee of the Fund

		First $300 Million of Aggregate Net Assets	Excess Over $300 Million of Aggregate Net Assets
John Hancock Multifactor Large Cap ETF	Manulife Multifactor U.S. Large Cap Index ETF (Hedged) Manulife Multifactor U.S. Large Cap Index ETF (Unhedged)	0.30%	0.28%

John Hancock Multifactor Mid Cap ETF	Manulife Multifactor U.S. Mid Cap Index ETF (Hedged) Manulife Multifactor U.S. Mid Cap Index ETF (Unhedged)	0.40%	0.37%

John Hancock Multifactor Consumer Discretionary ETF	N/A	0.45%	0.42%

John Hancock Multifactor Financials ETF	N/A	0.45%	0.42%

John Hancock Multifactor Healthcare ETF	N/A	0.45%	0.42%

John Hancock Multifactor Technology ETF	N/A	0.45%	0.42%

John Hancock Multifactor Consumer Staples ETF	N/A	0.45%	0.42%

John Hancock Multifactor Energy ETF	N/A	0.45%	0.42%

John Hancock Multifactor Industrials ETF	N/A	0.45%	0.42%

John Hancock Multifactor Materials ETF	N/A	0.45%	0.42%

A-2

Fund	Aggregate Net Assets Include the Net Assets of the following funds in addition to Fund	Advisory Fee of the Fund

		First $300 Million of Aggregate Net Assets	Excess Over $300 Million of Aggregate Net Assets
John Hancock Multifactor Utilities ETF	N/A	0.45%	0.42%

John Hancock Multifactor Developed International ETF	N/A	0.45%	0.45%

John Hancock Multifactor Small Cap ETF	N/A	0.50%	0.50%

		First $500 Million of Aggregate Net Assets	Next $500 Million of Aggregate Net Assets	Excess Over $1 Billion of Aggregate Net Assets
John Hancock Multifactor Emerging Markets ETF	Manulife Multifactor Emerging Markets Index ETF (Unhedged)	0.600%	0.525%	0.500%

A-3